Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Peter J. Meier, CFO Phone: (610) 359-6903 Fax: (610) 359-6908

ALLIANCE BANCORP, INC. OF PENNSYLVANIA REPORTS SECOND
QUARTER RESULTS AND INCREASES REGULAR QUARTERLY CASH DIVIDEND 25%

Broomall, Pennsylvania.  July 25, 2011 – Alliance Bancorp, Inc. of Pennsylvania (the “Company”) (NASDAQ Global Market:  ALLB) announced today its results for the quarter and six months ended June 30, 2011.  The Company also announced that its Board of Directors declared a regular quarterly cash dividend on the common stock of the Company of $.05 per share, payable on August 19, 2011 to shareholders of record at the close of business on August 5, 2011.  “We are very pleased to increase our dividend to shareholders for the second quarter in a row” says CEO Dennis D. Cirucci.

The Company reported net income of $644,000 or $.12 per share for the quarter ended June 30, 2011 as compared to net income of $78,000 or $.01 per share for the quarter ended June 30, 2010.  Net interest income increased $398,000 or 12.2% to $3.7 million while other income decreased $121,000 or 41.4% to $171,000 for the quarter ended June 30, 2011 as compared to the same period in 2010.  Other expenses decreased $305,000 or 10.3% to $2.7 million and the provision for loan losses decreased $275,000 to $375,000 for the quarter ended June 30, 2011 as compared to $650,000 for the same period in 2010.  Lastly, income tax expense was $161,000 for the quarter ended June 30, 2011 as compared to an income tax benefit of $130,000 for the same period in 2010.

The increase in net interest income was primarily due to a $725,000 or 40.7% decrease in interest expense on customer deposits and FHLB advances as a result of a decrease in rates paid and the repayment of all outstanding FHLB advances in 2010.  These decreases were partially offset by a decrease in interest income of $327,000 or 6.5% primarily due to lower yields on interest-earning assets.  The decrease in other income was primarily due to the elimination of management fees received from the Company’s mutual holding company due to the successful completion of the Company’s reorganization and stock offering in January 2011.  The decrease in other expenses primarily resulted from lower amounts of professional fees and provision for loss on other real estate owned.  The reduction in the provision for loan losses in the second quarter of 2011 compared to the second quarter of 2010 primarily reflects the need for higher reserve additions as a result of more significant increases in nonperforming and criticized loans in the 2010 period compared to the 2011 period.  The increase in income tax expense was due to a higher level of taxable income in the 2011 period.

For the six months ended June 30, 2011, net income amounted to $1.3 million or $.25 per share as compared to net income of $265,000 or $.05 per share for the six months ended June 30, 2010.  Net interest income increased $949,000 or 15.0% to $7.3 million while other income decreased $239,000 or 42.8% to $320,000 for the six months ended June 30, 2011 as compared to the same period in 2010.  Other expenses decreased $319,000 or 5.6% to $5.4 million and the provision for loan losses decreased $570,000 to $600,000 for the six months ended June 30, 2011 as compared to $1.2 million for the same period in 2010.  Lastly, income tax expense was $340,000 for the six months ended June 30, 2011 as compared to an income tax benefit of $205,000 due to a higher level of taxable income in the 2011 period.

The increase in net interest income was primarily due to a $1.6 million or 41.8% decrease in interest expense on customer deposits and FHLB advances as a result of a decrease in rates paid and the repayment of all outstanding FHLB advances in 2010.  These decreases were partially offset by a decrease in interest income of $634,000 or 6.3% primarily due to lower yields on interest-earning assets.  The decrease in other income was primarily due the elimination of management fees received from the Company’s mutual holding company due to the successful completion of the Company’s reorganization and stock offering in January 2011.  The decrease in other expenses primarily resulted from decreases in salaries and benefits expense, occupancy and equipment expense and provision for loss on real estate owned.  The reduction in the provision for loan losses during the first six months of 2011 compared to the first six months of 2010 again primarily reflects that our nonperforming and criticized loans were increasing at a higher pace in the 2010 period.

The Company’s total assets increased $12.5 million or 2.8% to $467.0 million at June 30, 2011 as compared to $454.5 million at December 31, 2010.  Cash and cash equivalents increased $13.9 million or 22.4% to $75.7 million and investment and mortgage-backed securities decreased $5.0 million or 6.4% to $72.6 million.  In addition, net loans receivable increased $712,000 or 0.2% to $286.8 million at June 30, 2011.  Customer deposits decreased $11.4 or 3.0% to $373.2 million while borrowings decreased $4.5 million or 61.3% to $2.9 million at June 30, 2011.  Total stockholders’ equity increased to $85.9 million or 18.4% of total assets as of June 30, 2011 compared to $49.0 million or 10.8% of total assets at December 31, 2010, primarily as a result of net proceeds received from the recently completed stock offering in January 2011.

Nonperforming assets increased $36,000 to $19.0 million or 4.07% of total assets at June 30, 2011 as compared to $19.0 million or 4.17% of total assets at December 31, 2010.  The nonperforming assets at June 30, 2011 included $15.6 million in nonperforming loans and $3.4 million in other real estate owned.  The increase in nonperforming assets during the first six months of 2011 was primarily due to an $817,000 increase in nonperforming commercial real estate loans and a $719,000 increase in other real estate owned which was offset by a $1.9 million decrease in non-performing real estate construction loans as of June 30, 2011.  Overall, nonperforming loans included $2.6 million in single-family residential real estate loans, $2.9 million in commercial real estate loans, $9.6 million in real estate construction loans, $73,000 in commercial business loans and $426,000 in consumer loans.  The allowance for loan losses amounted to $5.3 million or 33.9% of nonperforming loans at June 30, 2011 as compared to $5.1 million or 31.2% at December 31, 2010.

Alliance Bancorp, Inc. of Pennsylvania is the holding company for Alliance Bank, a Pennsylvania chartered, FDIC-insured savings bank headquartered in Broomall, Pennsylvania.  Alliance Bank operates nine full-service branch offices located in Delaware and Chester Counties, Pennsylvania.

This news release contains forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend’” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations.  Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

ALLIANCE BANCORP, INC. OF PENNSYLVANIA

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Interest income	$4,726	$5,053	$9,498	$10,132
Interest expense	1,058	1,783	2,204	3,787
Net interest income	3,668	3,270	7,294	6,345
Provision for loan losses	375	650	600	1,170
Other income	171	292	320	559
Other expenses	2,659	2,964	5,355	5,674
Income (Loss) before income tax	805	(52)	1,659	60
Income tax expense (benefit)	161	(130)	340	(205)
Net income	$ 644	$ 78	$1,319	$ 265

Basic earnings per share	$0.12	$0.01*	$0.25	$0.05*

*Basic earnings per share for the prior periods have been adjusted to reflect the impact of the second-step conversion and reorganization of the Company, which occurred in January 2011.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands)

			June 30,	December 31,
			2011	2010
Total assets			$466,991	$454,476
Cash and cash equivalents			75,749	61,891
Investment and mortgage-backed securities			72,574	77,574
Loans receivable - net			286,768	286,056
Deposits			373,155	384,595
Borrowings			2,856	7,384
Total stockholders' equity			85,916	48,991

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